Exhibit 10.48

VIRTUAL ORIGINAL EQUIPMENT MANUFACTURER (V-OEM)

AGREEMENT

BETWEEN

Hewlett Packard Enterprise Company

AND

EigenQ, Inc.

HPE V-OEM Agreement, Apr 29, 2026.	CONFIDENTIAL	Page 1 of 6

HPE VIRTUAL ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

1.	Virtual OEM Engagement

An entity with an OEM Solution with demonstrable Intellectual Property (IP) (OEM) may select to engage with HPE in a Virtual OEM (V-OEM) model where it generates demand and provides Level 1 Support for its OEM Solution, without purchasing or taking title to HPE hardware and reselling it to any third party. Instead it refers its customers (End Users) to buy the OEM Solution relevant HPE hardware (Eligible Products) directly from HPE or from an HPE Authorized Partner who has signed a V-OEM Supplier Agreement with HPE.

If the V-OEM acquires Eligible Products from a V-OEM Supplier for the purposes of development, testing and certification, the loan or acquisition of those Eligible Products will be on such terms and conditions as may be agreed between the OEM and the V-OEM Supplier, subject to the terms and conditions of this Agreement

2.	Parties

This VIRTUAL ORIGINAL EQUIPMENT MANUFACTURER (V-OEM) AGREEMENT is made by and between Hewlett Packard Enterprise Company, at 1701 E Mossy Oaks Rd, 77389 Spring, Texas, United States (“HPE”) and EigenQ, Inc., at 9175 Guilford Rd, Ste 300, Columbia 21046-1849, Maryland, United States (“V-OEM”), effective as of the last date signed by both parties (the “Effective Date”). HPE and V-OEM shall hereinafter also be referred to individually as a “party” and jointly as “parties.”

The terms in this V-OEM Agreement, together with a signed and HPE accepted OEM Profile Statement, represent the agreement (collectively the Agreement) that governs the responsibilities and obligations for the parties when participating in the HPE V-OEM program.

3.	Scope

This Agreement may be used on a global basis by the parties’ “Affiliates,” meaning any entity controlled by, controlling, or under common control with a party.

4.	V-OEM Supplier Designation

V-OEM shall designate an HPE Authorized Partner, or HPE, to act as the V-OEM Supplier to deliver the Eligible Products to be included in the supply of the OEM Solution to the V-OEM’s End User, or other designated locations, while working as needed with the V-OEM Supplier to ensure units are not diverted to unauthorized buyers

If designated V-OEM Supplier fails to be a partner in good standing with HPE, V-OEM shall use best efforts to designate an alternate V-OEM Supplier to HPE as soon as is practicable to minimize disruption of order fulfilment.

5.	V-OEM Obligations

V-OEM (at V-OEM’s sole cost) must:

a.	Work with HPE or intended V-OEM Supplier to define the appropriate Eligible Products, configurations (BOM’s), integration procedures and solution support services for the OEM Solution.;

b.	If integration work is done in a manner that requires shipping unmodified HPE hardware product without the OEM intellectual property to a third party that will sell the OEM Solution, provide a list of V-OEM’s authorized resellers for the OEM Solution to designated V-OEM Supplier.

c.	Provide a 12-month non-binding rolling forecast on its V-OEM model demand for either of the Eligible Products.

d.	Include the HPE V-OEM Solution Enablement tracking identifier P25765-B21 on any ordering instructions provided to its End User and V-OEM Supplier and V-OEM Supplier is ordering from HPE;

e.	Acknowledge that if V-OEM or its designated V-OEM Supplier fails to maintain HPE’s recommended firmware revision levels in the Eligible Products included with the OEM Solution, then HPE spares may be incompatible and HPE has the right to refuse to install such spares;

f.	Provide Level 1 Support to its End Users for the OEM Solution incorporating Eligible Products. Level 1 Support means technical investigation and diagnostic analysis of the OEM Solution, to determine, at a high level, if the issue is related to HPE Eligible Products or other parts of the OEM Solution.

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While the HPE product warranty follows the sale and delivery of the Eligible Products, the V-OEM Supplier or the V-OEM’s End Customer are expected to appoint the V-OEM, or its designated partner, to place warranty, or support calls for and on behalf of the V-OEM, in support of V-OEM’s obligation to provide Level 1 Support. If the issue is deemed related to HPE Eligible Products, then an issue ticket is submitted to HPE by the V-OEM or their designated partner.

All HPE branded hardware and software are covered by HPE’s limited warranty statement, provided with the Eligible Product or made available by HPE to the buyer of the Eligible Products, declaring HPE’s support service and warranty coverage.

6.	Disclaimer

HPE does not provide any warranty, express or implied to V-OEM on any Eligible Products or HPE services, including without limitation suitability of the Eligible Products for the OEM Solution. To the extent permitted by law, HPE denies all warranties other than what is defined in HPE’s limited warranty statements for any Eligible Products or services.

7.	Intellectual Property Rights

No transfer of ownership of any intellectual property will occur under this Agreement.

If deliverables are created by HPE specifically for V-OEM and identified as such in a Statement of Work, (SOW) and other documents, incorporated either by attachment or reference (“Supporting Material”), HPE grants V-OEM a worldwide, non-exclusive, fully paid royalty-free license to reproduce and use copies of these deliverables internally. Supporting Material may include (as examples) product lists, hardware or software specifications, standard or negotiated service descriptions, data sheets and their supplements), published warranties and service level agreements, and may be available to V-OEM in hard copy or by accessing a designated HPE website.

8.	HPE Trademarks

If the V-OEM signed OEM Profile Statement indicates that the use of HPE trademarks is to be permitted, V-OEM shall comply with the following terms:

a.	V-OEM may use and display the HPE name and logo (the “HPE Trademarks”) solely in connection with its advertising and marketing materials for the OEM Solution. This authorization is non-exclusive, non-assignable, and fully revocable, and may be terminated at any time by HPE for any reason upon notice. Upon request from HPE, OEM must submit materials bearing the HPE Trademarks for review and approval.

b.	V-OEM shall comply with all specifications, instructions and requirements provided by HPE regarding the display and use of the HPE Trademarks, including those set forth at https://www.hpe.com/us/en/about/legal/terms-of-use.html and on HPE Brand Central at https://brandcentral.hpe.com (collectively, the “HPE Brand Guidelines”).

c.	V-OEM may not apply the HPE Trademarks to its own products, packaging or product documentation, and may only use unmodified artwork as supplied by HPE. Any materials originated by V-OEM displaying the HPE Trademarks must also include V-OEM’s corporate name and/or logo, with the HPE Trademarks physically separated therefrom, and displayed in a size and location less prominent than V-OEM’s branding. The HPE Trademarks may not be used in any manner that could mislead, confuse, reflect negatively on HPE, or impair HPE’s proprietary rights, all as determined in HPE’s sole discretion. V-OEM acknowledges that HPE and/or its relevant affiliated entities retain all rights and goodwill in the HPE Trademarks, and V-OEM does not acquire any rights through use. V-OEM shall not challenge the validity of the HPE Trademarks, or attempt to register any mark, name or identifier that incorporates or is confusingly similar to the HPE Trademarks.

V-OEM must cooperate with HPE, on HPE’s request, to maintain and defend HPE’s rights in the HPE brand and to assist HPE to protect and preserve the good reputation of the HPE Brand. V-OEM must not use or authorize the use of, or make or authorize any application to register, any trademark, domain name, business or company name or other sign that is substantially identical to, or confusingly similar to, any HPE brand.

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9.	Confidentiality

Information exchanged under this Agreement will be treated as confidential if identified as such at disclosure or if the circumstances of disclosure would reasonably indicate such treatment. Confidential information may only be used for the purpose of fulfilling obligations or exercising rights under this Agreement, and shared with employees, agents or contractors with a need to know such information to support that purpose. Confidential information will be protected using a reasonable degree of care to prevent unauthorized use or disclosure for three (3) years from the date of receipt or (if longer) for such period as the information remains confidential.

These obligations do not cover information that: i) was known or became known to the receiving party without obligation of confidentiality; ii) is independently developed by the receiving party; or iii) where disclosure is required by law or a governmental agency.

10.	Personal Information

Where legitimate business purposes require HPE to collect and process personally identifiable business contact information relating to V-OEM’s or End-User’s employees or other individuals representing V-OEM or an End-User, HPE, as a data controller, will process such personally identifiable information i) using appropriate technical and organizational measures, and ii) in compliance with its Privacy Statement (https://www.hpe.com/us/en/legal/privacy.html), the ‘HPE Support and Professional Services – Data Privacy and Security Agreement’ found at www.hpe.com/info/customer-privacy, and applicable laws.

Where legitimate business purposes require V-OEM to collect and process personally identifiable business contact information relating to HPE’s employees or other individuals representing HPE, V-OEM, as a data controller, will process such personally identifiable information (i) using appropriate technical and organizational measures, and (ii) in compliance with V-OEM’s privacy policies and applicable laws.

Where HPE agrees to process personally identifiable information on behalf of V-OEM, HPE, as a data processor, will process such data only as permitted under this Agreement, including Supporting Materials, and in compliance with applicable laws. In the event international data transfers trigger the requirements for a data transfer mechanism, HPE will use its BCR-P or utilize the data transfer mechanism described in the applicable Supporting Materials.

11.	Global Trade and Anti-Corruption Compliance

V- OEM acknowledges that the Eligible Products under this Agreement are subject to the export laws of the United States of America and may be subject to the export laws of other countries. HPE may suspend its engagement under this Agreement in the event of V-OEM violation of these obligations or to the extent required by applicable laws.

The parties acknowledge they are familiar with and will comply with the legislation in the US Foreign Corrupt Practices Act, the UK Bribery Act and anti-corruption legislation in other relevant jurisdictions. The parties agree that they will not, in connection with this Agreement: (a) make any payment to; (b) transfer anything of value to; (c) offer, promise or give a financial or other advantage or request to; or (d) agree to receive or accept a financial or other advantage from, in each case either directly or indirectly, (i) any government official or employee (including employees of a government corporation or public international organization); (ii) any political party or candidate for public office or (iii) any other person or entity with an intent to obtain or retain business or otherwise gain an improper business advantage.

12.	Limitation of Liability

Each party’s liability to the other under or in connection with this Agreement is limited to US$1,000,000. Neither V-OEM nor HPE will be liable for lost revenues or profits, downtime costs, loss or damage to data (whether direct, indirect or otherwise) or indirect, special or consequential costs or damages. This provision does not limit either party’s liability for: unauthorized use of intellectual property, death or bodily injury caused by their negligence; acts of fraud; willful repudiation of the Agreement; nor any liability which may not be excluded or limited by applicable law.

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13.	Disputes

If either party is dissatisfied with the other party’s performance under this Agreement and disagrees with the proposed resolution, the parties both agree to promptly escalate the issue to a senior executive in their respective organizations for an amicable resolution without prejudice to the right to later seek a legal remedy.

14.	Term and Termination

This Agreement commences on the date of the last signature of the parties to this Agreement (the “Commencement Date”) and continues for two years (the Term) subject to section 14.2 below. It will automatically extend for successive one (1) year terms subject to section 14.2 below unless either party notifies the other in writing at least 90 days before the end of the Term or successive term (as the case may be) that this Agreement will expire. Either party may terminate this Agreement at any time on written notice if the other:

i.	Fails to meet any material obligation and fails to remedy the breach within a reasonable period after being notified in writing of the details; or

ii.	Becomes insolvent, unable to pay debts when due, files for or is subject to bankruptcy or receivership or asset assignment.

iii.	Any terms in the Agreement which by their nature extend beyond termination or expiration of the Agreement will remain in effect until fulfilled and will apply to both parties’ respective successors and permitted assigns.

15.	Publicity

Neither party will publicize or disclose the existence, or any term, of this Agreement to any third party without the prior written consent of the other party, except as required by law.

16.	Assignment

V- OEM must not assign, novate or transfer any or all of its rights or obligations under this Agreement, whether by operation of law or otherwise, without HPE’s prior written consent (not to be unreasonably withheld or delayed).

17.	General

This Agreement represents the entire understanding between the parties with respect to its subject matter and supersedes any previous communication or agreements that may exist. Modifications to the Agreement will be made only through a written amendment signed by both parties. The parties agree that this Agreement and any changes, notices and amendments may be conducted and executed using electronic signature tools.

The word “including” in this Agreement means “including, without limitation.” V-OEM and HPE agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply.

Claims arising under this Agreement will be governed by the laws of the country where the parties to this Agreement have executed such Agreement (that being the laws of the state of California, when executed in the U.S.) excluding rules as to choice and conflict of law, and the courts of that locale will have jurisdiction.

The parties confirm their agreement to these terms by executing below:

Signed for OEM	/s/ Bryan Matthews	Signed for HPE	/s/ Kevin Freymeyer
Date	2026/05/13	Date	2026/05/13
By	Bryan Matthews	By	Kevin Freymeyer
Title	Chief Revenue Officer	Title	North America OEM Manager
OEM Entity	EigenQ, Inc.	HPE Entity	Hewlett Packard Enterprise Company

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Exhibit 1 - Specifics for this V-OEM Agreement

Eligible Products List HPE Products to be included in OEM Solution if not otherwise stated in the HPE OEM Profile Statement linked to this V-OEM Agreement	HPE ProLiant w/ EigenQ PQC+ Server Bundle

End User Customer

List type or name of third party customer that is not affiliated with V-OEM and will acquire the OEM Solution from HPE or HPE authorized V-OEM Supplier for its own internal business use

U.S. federal, defense, intelligence, civilian agency, government prime-contractor, critical-infrastructure, public-sector, healthcare, financial-services, regulated-enterprise, MSP/XaaS, and service-provider customers acquiring the HPE/EigenQ OEM Solution from HPE or an HPE-authorized V-OEM supplier for their own internal business use. Initial focus is federal / defense and high-assurance customers requiring quantum-ready infrastructure, post-quantum cryptography, hardware-rooted trust, secure boot, attestation, quantum entropy generation, and secure supply-chain-aligned deployments.

V-OEM Supplier(s)

The V-OEM Supplier(s) is the designated party who will provide hardware to the End User on behalf of the V-OEM. V-OEM designated and HPE’s authorized V-OEM Supplier(s), shall at this time be those listed here. This list can be updated from time by notice sent to HPE with a reference to this Agreement.

TD SYNNEX and DLT

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